NEWS RELEASE

April 12, 2007

Jewett-Cameron Appoints New Chief Financial Officer

Jewett-Cameron Trading Company Ltd. (NASDAQ: JCTCF and TSX:JCT) today announced the appointment of Terry Schumacher to the position of Chief Financial Officer.  Mr. Schumacher is replacing Dan McDonell, who is leaving the company to pursue other interests.  The change is effective April 12, 2007.

Mr. Schumacher has an extensive financial and business background.  For the last six years he has been doing investment research to support his own personal investing.  Prior to that he was Vice President – Senior Research Analyst at Wells Fargo Securities, where for 10 years he was a security analyst focusing on companies primarily in the forest products and building materials industries.  Before that he held a variety of financial and analytical positions for companies including the Forest City Trading Group, International Paper, Merrill Lynch, and Puget Sound Plywood.  Mr. Schumacher has an MBA from Columbia University, and his undergraduate degree is from the University of Washington.

Don Boone, CEO of Jewett-Cameron commented on the appointment, “We are very pleased that Terry will be joining our team as CFO.  His financial knowledge and deep understanding of how businesses operate will be a great asset to our company going forward.”

About Jewett-Cameron Trading Company Ltd.

Jewett-Cameron is a wholesale distributor of specialty wood products principally for applications in the marine and transportation industries.  The company is also a wholesaler of building materials and a manufacturer and distributor of specialty wood and metal products for home centers and other retailers.  Other activities at Jewett-Cameron include the processing and distribution of agricultural seed and the distribution of pneumatic air tools and industrial clamps.  The area of most significant growth within Jewett-Cameron is the manufacture and distribution of specialty metal products like dog kennels, gate support systems, perimeter fencing, and greenhouses.

Forward-looking Statements

The information in this release contains certain forward-looking statements that anticipate future trends and events.  These statements are based on certain assumptions that may prove to be erroneous and are subject to certain risks, including but not limited to, the uncertainties of the Company’s new product introductions, the risks of increased competition and technological change in the Company’s industry, and other factors detailed in the Company’s SEC filings.  Accordingly, actual results may differ, possibly materially, from predictions contained herein.

Contact:

Jewett-Cameron Trading Company Ltd.

Donald M. Boone, President & CEO, 503-647-0110

Facsimile: 503-647-2272

Source: Jewett-Cameron Trading Company Ltd.